Exhibit 99.1

Arotech to Discontinue Iron Flow Storage Project as of August 31, 2016; Seeks Buyer for Intellectual Property

Chairman of Iron Flow project Robert S. Ehrlich agrees to early contract termination

Ann Arbor, Michigan – August 22, 2016 – Arotech Corporation (Nasdaq GM: ARTX) today announced that as of August 31, 2016, it will discontinue all work on its Iron Flow Storage project. Arotech will maintain its Iron Flow Storage intellectual property for sale to a third party willing to take on the expenses of continued development

Arotech also announced that its former Executive Chairman and current Iron Flow Storage program Chairman Robert S. Ehrlich has agreed to an early termination of his employment agreement, which is currently scheduled to extend until December 31, 2017, in exchange for a lump-sum payment. The lump-sum payment represents a future cost avoidance to Arotech of approximately $140,000 over the amount that Arotech would have had to pay under the terms of Mr. Ehrlich’s current employment agreement.

“After intense internal discussion and a thorough review, we have concluded that our business requires us to make a strategic shift away from our Iron Flow Storage technology, which, while highly promising, would require too much additional capital to warrant further development,” said Steven Esses, President and CEO of Arotech. “While we believe that the technology has great potential, our commitment to enhance shareholder value has led us to the conclusion that investments to further develop our organic growth efforts and strengthen our operating business in the near- to mid-term provide us with a higher return on invested capital and we cannot put additional funds into such a long-range research and development project. In the context of discontinuing this project, we have also reached an amicable separation agreement with our former CEO and current Iron Flow Storage project head Bob Ehrlich, and we thank him once again for all of his many contributions to Arotech throughout the years. Bob’s personality and leadership have been inestimably valuable to us; without him, Arotech might not have survived some difficult times. We will miss Bob, and we wish him every possible success in his future endeavors.”

About Arotech Corporation
Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Arotech Investor Relations Contacts:
Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
 ARTX@haydenir.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.